================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               ATLAS CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                               ATLAS CORPORATION
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

[LOGO OF ATLAS CORPORATION APPEARS HERE]
                                            Republic Plaza, 370 Seventeenth
                                            Street, Suite 3140
                                            Denver, CO 80202
                                            Telephone:(303) 629-2440 Fax:
                                            (303) 629-2445

                                                                    May 14, 1998

Dear Stockholder:

  We cordially invite you to attend Atlas Corporation's Annual Meeting of Stockholders at 10:00 A.M. on Thursday, June 18, 1998, at the offices of Davis, Graham & Stubbs, LLP, 370 Seventeenth Street, Suite 4700, Denver, Colorado. The Secretary's Notice of Meeting and the Proxy Statement appear on the following pages and describe the business of the Annual Meeting of Stockholders. The Annual Report comprised of a letter to the shareholders and the Form 10-K for the year ended December 31, 1997 is being mailed to you herewith.

  YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. Please sign, date and return the enclosed proxy card promptly.

                                     Sincerely,

                                     Douglas R. Cook
                                     Chairman

[LOGO OF ATLAS CORPORATION APPEARS HERE]
                                            Republic Plaza, 370 Seventeenth
                                            Street, Suite 3140
                                            Denver, CO 80202
                                            Telephone:(303) 629-2440 Fax:
                                            (303) 629-2445
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  The Annual Meeting of Stockholders of Atlas Corporation will be held at the offices of Davis, Graham & Stubbs LLP, 370 Seventeenth Street, Suite 4700, Denver, Colorado on June 18, 1998, at 10:00 A.M., for the following purposes:

  1. To elect two directors to hold office until the 2001 Annual Meeting of Stockholders and until their successors shall be elected and shall qualify. (PROPOSAL ONE).

  2. To approve and ratify the appointment of Ernst & Young LLP as auditors of Atlas Corporation for the year ended December 31, 1998. (PROPOSAL
     TWO).

  3. A proposed amendment to the Company's Restated Certificate of Incorporation increasing the number of authorized shares of common stock from 50,000,000 shares to 100,000,000 shares and reducing the par value of the Company's common stock from $1.00 per share to $0.01 per share. (PROPOSAL THREE).

  4. To consider and to vote upon a stockholder proposal relating to cumulative voting to which the Board of Directors is opposed. (PROPOSAL
     FOUR).

  5. To transact any other business that may properly come before the meeting or any adjournment thereof.

  Only stockholders of record at the close of business on Wednesday, May 13, 1998 are entitled to notice of and to vote at the Annual Meeting.

  It is important that the greatest possible number of stockholders be present or represented at the Annual Meeting. Please sign, date and return the accompanying proxy card promptly, whether or not you plan to attend the Annual Meeting. You may revoke the proxy at any time prior to its exercise. If you attend the Annual Meeting, you may vote in person.

                                     James R. Jensen
                                     Corporate Secretary

May 14, 1998

[LOGO OF ATLAS CORPORATION APPEARS HERE]
                                            Republic Plaza, 370 Seventeenth
                                            Street, Suite 3140
                                            Denver, CO 80202
                                            Telephone:(303) 629-2440 Fax:
                                            (303) 629-2445
                                PROXY STATEMENT

                                  INTRODUCTION

  This Proxy Statement is being furnished to the stockholders of Atlas Corporation ("Atlas" or the "Company") in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Stockholders to be held on Thursday, June 18, 1998 (the "Meeting") and at any adjournment thereof.

  The purpose of the Meeting is to consider and vote upon proposals: (i) to elect two directors to hold office until the 2001 Meeting and until their successors shall be elected and shall qualify (PROPOSAL ONE); (ii) to approve the appointment of Ernst & Young LLP as auditors of the Company for the year ending December 31, 1998 (PROPOSAL TWO); (iii) to approve an amendment to the Corporation's Restated Certificate of Incorporation increasing the number of authorized shares of common stock from 50,000,000 shares to 100,000,000 shares and reducing the par value of the Company's common stock from $1.00 per share to $0.01 per share (PROPOSAL THREE); (iv) to consider and vote upon a stockholder proposal relating to cumulative voting (PROPOSAL FOUR); and (v) to transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

  This Proxy Statement was first mailed or given to stockholders on or about May 14, 1998.

  The principal executive offices of Atlas are located at the Republic Plaza, 370 Seventeenth Street, Suite 3140, Denver, Colorado 80202 (telephone: 303-629-
2440).

                              VOTING AND PROXIES

DATE, TIME AND PLACE OF THE MEETING

  The Meeting will be held at the offices of Davis, Graham & Stubbs LLP, 370 Seventeenth Street, Suite 4700, Denver, Colorado on Thursday, June 18, 1998 at 10:00 A.M. Only stockholders of record at the close of business on May 13, 1998 are entitled to notice of and to vote at the Meeting.

RECORD DATE AND OUTSTANDING SHARES

  The only class of voting securities of the Company is its Common Stock. At the close of business May 13, 1998, the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, 27,447,900 shares of Common Stock were outstanding.

PROXIES AND VOTES REQUIRED

  Stockholders have one vote for each share of Atlas Common Stock registered in their names. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Atlas Common Stock entitled to vote at the Meeting is necessary to constitute a quorum. Approval of each of the proposals to be considered at the Meeting requires the affirmative vote of a majority of the shares of Atlas Common Stock entitled to vote and present, in person or by proxy, at the Meeting, except for the election of directors which requires a plurality of votes cast. Abstentions by the holders of shares entitled to vote and present at the Meeting will be the equivalent of negative votes and broker non-votes will have no effect, as any shares subject to broker non-votes will not be present and entitled to vote with respect to any proposal to which the broker non-vote applies.

  If the enclosed form of proxy is properly executed and returned to Atlas in time to be voted at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed proxies with no instructions marked thereon will be voted (i) for the election of directors;
(ii) for the approval of the selection of the independent auditors; (iii) for the amendment to the company's Restated Certificate of Incorporation; and (iv) against the stockholder proposal relating to cumulative voting.

  Neither Atlas nor its Board of Directors intends to bring before the Meeting any matter other than those described in this Proxy Statement. If any other matter should properly come before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by them in accordance with their judgment.

  The presence of a shareholder at the Meeting will not automatically revoke such shareholder's proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by (1) delivery to the Secretary of Atlas of a written notice of revocation prior to the Meeting, (2) delivery to the Secretary of Atlas of a duly executed proxy bearing a later date, or (3) attending the Meeting and filing a written notice of revocation with the Secretary of the Meeting.

Security Ownership

  The following table sets forth certain information as of April 17, 1998 regarding the beneficial ownership, including shares of Atlas Common Stock which may be acquired upon the exercise of stock options or warrants, or the conversion of any securities, within 60 days of April 17, 1998, of the Company's Common Stock by (i) persons known to the Company to own more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each executive officer named in the Summary Compensation Table set forth on page 14, and (iv) all directors and executive officers as a group:

                           SECURITY OWNERSHIP TABLE

                                     NUMBER OF SHARES
                                       AND NATURE OF
              NAME               BENEFICIAL OWNERSHIP(/1/) PERCENT OF CLASS
              ----               ------------------------- ----------------
M.I.M. Holdings Limited.........         3,000,000(/2/)         10.55%(/2/)
  M.I.M. Plaza, 410 Anne St.
  Brisbane, Queensland, 4000
  Australia
H. R. Shipes....................         2,117,646(/3/)          7.72%(/3/)
  335 North Wilmot Road, Suite
  400
  Tucson, AZ 85711
Victor D. Bahary................         1,581,200(/4/)          5.76%(/4/)
  45 Park Boulevard
  Ocean, NJ 07712
Independence Mining Company              1,400,000(/5/)          5.10%(/5/)
  Inc. .........................
  5251 DTC Parkway, Suite 700
  Englewood, CO 80111
Douglas R. Cook.................            97,000(/6/)             *
Mario Caron.....................            50,000(/7/)             *
Christopher J. A. Davie.........            50,000(/7/)             *
James H. Dunnett................           215,000(/8/)             *
C. Thomas Ogryzlo...............            70,000(/9/)             *
Gregg B. Shafter................           135,847(/1//0/)          *
Richard E. Blubaugh.............           168,815(/1//1/)          *
All current executive officers
  and directors as a group (8
  persons)......................           896,043(/1//2/)       3.18%(/1//2/)

----------
(1) Does not include shares issuable on the exercise of options, which have not vested and will not vest within 60 days of this report.
(2) M.I.M. Holdings Limited, to the best of the Company's knowledge, is the direct beneficial owner of (i) 2,000,000 shares of Common Stock and (ii) warrants issued by the Company which are exercisable into 1,000,000 shares of Common Stock at an exercise price of $7.00 per share.
(3) On October 28, 1996 a Schedule 13D was filed with the Securities and Exchange Commission by H.R. Shipes reflecting beneficial ownership of 2,117,646 shares of Common Stock of which 156,863 are held by Mr. Shipes for the benefit of his minor child under the Uniform Gift to Minor's Act.
(4) On October 2, 1997 a Schedule 13D was filed with the Securities and Exchange Commission by Victor D. Bahary reflecting beneficial ownership of 1,581,200 shares of Common Stock.
(5) On November 3, 1995 Atlas received a copy of Schedule 13D filed by Independence Mining Company Inc. reflecting direct ownership of 1,400,000 shares of Common Stock.
(6) Includes 2,000 shares of Common Stock directly owned and 95,000 shares obtainable upon exercise of options granted to Mr. Cook under the Long Term Incentive Plan.
(7) Includes 50,000 shares obtainable upon exercise of options under the Long Term Incentive Plan.
(8) James H. Dunnett is the indirect beneficial owner of (i) 100,000 shares of Common Stock and (ii) warrants issued by the Company which are exercisable into 45,000 shares of Common Stock at an exercise price of $7.00 per share. Mr. Dunnett's holdings also include 70,000 shares obtainable upon exercise of options granted to him under the Long Term Incentive Plan.
(9) Includes 70,000 shares obtainable upon exercise of options granted under the Long Term Incentive Plan.
(10) Includes (i) 101,500 shares obtainable upon the exercise of options under the Long Term Incentive Plan and (ii) 34,347 shares held in Mr. Shafter's account under the Company's 401(k) Plan.
(11) Includes (i) 127,500 shares obtainable upon the exercise of options granted under the Long Term Incentive Plan and (ii) 41,315 shares held in Mr. Blubaugh's account under the Company's 401(k) Plan.
(12) Includes (i) 642,500 shares obtainable upon exercise of options granted under the Long Term Incentive Plan, (ii) warrants issued by the Company which are exercisable into 45,000 shares of Common Stock at an exercise price of $7.00 per share, (iii) 105,543 shares of Common Stock held beneficially under the Company's 401(k) Plan and (iv) direct ownership of 103,000 shares of Common Stock.

SOLICITATION OF PROXIES

  The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by personal interview, telephone and telegraph as well as by use of the mails. It is anticipated that banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies and that they will be reimbursed for their out-of-pocket expenses incurred in that connection.

DISSENTERS' RIGHT OF APPROVAL

  Under the Delaware General Corporation Law, shareholders who object to any of the proposals to be acted on will not be entitled to demand appraisal of, or to receive payment for, their shares of Atlas Common Stock regardless of such shareholders' vote, or failure to vote, on such proposal.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  The Company's directors are divided into three classes and hold office for a term of three years ending with the annual meeting of stockholders held in the year ended December 31, 1998 in the case of Class I, in the year ended December 31, 1999 in the case of Class II and in the year ended December 31, 2000 in the case of Class III. There are currently five directors.

  Unless authority is withheld, it is intended that votes pursuant to proxies solicited by this Proxy Statement will be voted for the election of Mario Caron and Christopher J. A. Davie as Class I directors. If any nominee is unable to serve, the proxies will be voted for a substitute nominee. Each of the nominees is presently a Class I director.

Information Concerning Directors and Nominees

                                PRINCIPAL OCCUPATION, PAST FIVE YEAR'S BUSINESS
                       DIRECTOR                    EXPERIENCE
         NAME           SINCE             AND OTHER DIRECTORSHIPS HELD            AGE
         ----          -------- -----------------------------------------------   ---
                                       CLASS I
    (TERM OF OFFICE EXPIRES AT THE ANNUAL MEETING OF STOCKHOLDERS HELD IN THE YEAR
                               ENDED DECEMBER 31, 1998)
 Mario Caron.........    1996     President, Chief Executive Officer and di-       44
                                  rector of Eden Roc Mineral Corp. from Feb-
                                  ruary 1997 to the present. Chief Executive
                                  Officer of Atlas Corporation from September
                                  1996 to January 1997. From 1993 to 1996,
                                  President and Chief Executive Officer of
                                  MSV Resources Inc. and from 1987 to 1993
                                  President of Corpomin Management Inc. Mr.
                                  Caron is a Director of Cornerstone Indus-
                                  trial Minerals Corporation owned 61% by the
                                  Company. Mr. Caron also is director of
                                  three Canadian exploration companies. His
                                  business address is 1 First Canadian Place,
                                  Suite 2610, Toronto, Ontario M5X 1E3, Cana-
                                  da.

                                   PRINCIPAL OCCUPATION, PAST FIVE YEAR'S BUSINESS
                          DIRECTOR                    EXPERIENCE
           NAME            SINCE             AND OTHER DIRECTORSHIPS HELD            AGE
           ----           -------- -----------------------------------------------   ---
 Christopher J.A. Davie..   1997       President, Castle Exploration Incorpo-         52
                                       rated, formerly Vice President, Projects
                                       of the Castle Group, Inc., and prior to
                                       that was a consultant to the mining in-
                                       dustry. Mr. Davie's business address is
                                       717 Seventeenth Street, Suite 1440, Den-
                                       ver, CO 80202.
 James H. Dunnett........   1995       Principal of Endeavour Financial Corp.,        48
                                       a private Canadian company specializing
                                       in arranging project financing, mergers
                                       and acquisitions for the mining indus-
                                       try. Mr. Dunnett's business address is
                                       1111 West Georgia St., Suite 404, Van-
                                       couver, BC, V6E 4M3, Canada.
 C. Thomas Ogryzlo.......   1993       President and CEO of Triton Mining Cor-        58
                                       poration; formerly Chairman of Kilborn
                                       SNC-Lavalin and prior to that was a
                                       principal of Wright Engineers Limited,
                                       an engineering firm; Director of
                                       CaribGold Resources Inc., Franco Nevada,
                                       Tiomin Corporation, Vista Gold Corp. and
                                       Cornerstone Industrial Minerals Corpora-
                                       tion, in which Atlas holds a 61% inter-
                                       est. Mr. Ogryzlo's business address is
                                       1140 W. Pender Street, #1620, Vancouver,
                                       BC V6E 4G1, Canada
                                       CLASS III
   (TERM OF OFFICE EXPIRES AT THE ANNUAL MEETING OF STOCKHOLDERS HELD IN THE YEAR ENDED
                                    DECEMBER 31, 2000)
 Douglas R. Cook.........   1988       President of Cook Ventures, Inc., a geo-       72
                                       logical consulting firm; Director, Pega-
                                       sus Gold Corporation, and Archangel Dia-
                                       mond Corp. Mr. Cook's business address
                                       is 2485 Greensboro Drive, Reno, Nevada
                                       89509.

                         BOARD AND COMMITTEE MEETINGS

  The Company has an Audit Committee and a Compensation Committee of which the Board of Directors appoints all members. The Compensation Committee consists of Messrs. Ogryzlo, Cook and Davie. The Audit Committee consists of Messrs. Dunnett, Caron and Ogryzlo. The principal functions of the Audit Committee are to recommend the selection of the Company's auditors, review with the auditors the scope and anticipated cost of their audit and receive and consider a report from the auditors concerning their conduct of the audit. The principal functions of the Compensation Committee are to administer the Company's 1979 Key Employee Stock Incentive Plan, Long Term Incentive Plan, Annual Incentive Plan and Retirement Plan for Outside Directors, to recommend changes in compensation plans and the adoption of new compensation plans and to recommend compensation for senior officers of the Company. During the year ended December 31, 1997 the Audit Committee held three meetings and the Compensation Committee held one meeting.

  During the year ended December 31, 1997 the Board met twelve times. Each incumbent director attended 75% or more of the aggregate of the total number of Board meetings and meetings of Board committees on which that director served during the year ended December 31, 1997 with the exception of Mr. Caron.

  Fees paid to non-employee directors consist of a $1,000 fee for each Board of Directors meeting attended in person, a $500 fee for each Board of Directors meeting attended by telephone and a $500 fee for each committee meeting attended. The Chairman also receives an annual fee of $25,000.

  Upon joining the Board, all non-employee directors are awarded a one time grant of 50,000 options under the Long Term Incentive Plan ("LTIP"), vesting six months from the grant date, at an exercise price equal to the market price on the grant date or $1.00 per share, whichever is higher. In addition, the Chairman is awarded options to purchase 25,000 shares of Atlas Common Stock, as granted under the LTIP, vesting six months from the grant date at an exercise price equal to the closing market price on the grant date or $1.00 per share, whichever is higher.

  The Retirement Plan for Outside Directors (the "Plan") of the Company provided retirement, death and disability benefits to Directors of the Company who were not employees of the Company and who did not have a vested interest in the Atlas Corporation 1978 Retirement Plan described in this Proxy Statement. The Board of Directors voted to discontinue the Plan at a Board of Directors meeting held on November 15, 1993, and to make Mr. Cook eligible to participate in the Plan as in existence at the time. On December 13, 1996, the Board of Directors voted to pay the remainder of these benefits in stock of the Company. During 1997, all eligible participants in the plan were paid all remaining benefits in stock of the Company with the exception of Mr. Cook.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

                                 PROPOSAL TWO

                             SELECTION OF AUDITORS

  A proposal to approve the selection by Atlas's Board of Directors of Ernst & Young LLP as Atlas's auditors for the year ended December 31, 1998 will be presented at the Meeting. Ernst & Young LLP examined the financial statements of Atlas and its subsidiaries for the year ended December 31, 1997. Representatives of Ernst & Young LLP are expected to be present at the Meeting and will be afforded an opportunity to make a statement, if they wish to do so, and to respond to appropriate questions. During the year ended December 31, 1997, Ernst & Young LLP rendered audit and non-audit services to the Company and its subsidiaries.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSED SELECTION AND APPROVAL.

                                PROPOSAL THREE

                  PROPOSAL TO INCREASE THE AUTHORIZED NUMBER
                       AND DECREASE THE PAR VALUE OF THE
                            COMPANY'S COMMON STOCK

  The Proposal would amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 shares to 100,000,000 shares and reduce the par value of the Common Stock from $1.00 per share to $0.01 per share.

  Atlas' Restated Certificate of Incorporation currently authorizes the issuance of 50,000,000 shares of Common Stock. Of such shares, as of May 13, 1998, 27,447,900 shares were outstanding and 9,197,000 shares were reserved for issuance pursuant to outstanding warrants, options and convertible securities, leaving 13,355,100 shares currently unreserved and available for future use.

  Adoption of the Proposal would provide approximately 50,000,000 additional shares of Common Stock (at a reduced par value of $0.01 per share) for future issuance. Such shares could be issued at the direction of Atlas' Board of Directors from time to time for any proper corporate purpose, including, without limitation, the acquisition of other businesses, the raising of additional capital for use in Atlas' business, a dividend on then outstanding shares or in connection with any employee stock plan or program. If the Proposal is approved, the amendment would become effective upon filing with the Delaware Secretary of State (the "Effective Date"). From and after the Effective Date, each issued and outstanding share of Common Stock, par value $1.00 per share, will automatically be converted into one share of $0.01 par value Common Stock without action by the Company or the holders of such stock. From and after the Effective Date, stock certificates representing shares of Common Stock outstanding prior to the Effective Date (which certificates reflect a par value of $1.00) will automatically represent the same number of shares with a par value of $0.01 and will continue to be used to effect transfers or deliveries of Common Stock. There will be no need for stockholders to exchange their stock certificates.

  The holders of shares of Common Stock do not have preemptive rights to subscribe for any of Atlas' securities and will not have any such rights to subscribe for any of the additional shares of Common Stock proposed to be authorized. Any future issuances of authorized shares of Common Stock may be authorized by the Board of Directors without further action by the stockholders.

  Although currently authorized shares are sufficient to meet the current commitments or requirements of the Company, the Board considers it desirable that an additional amount of Common Stock be authorized for issuance in order to provide flexibility to the Company in connection with possible future acquisitions, financings and other corporate purposes, should the Board deem such actions to be in the best interests of the Company and its stockholders. In addition, the Board believes the change to Common Stock with $0.01 par value is necessary in order to enable the Company to utilize authorized but unissued shares for financing or other corporate purposes, which the Company is not currently in a practical position to do, since the current market price of the Common Stock is less than the par value thereof. The change to $0.01 par value Common Stock would allow the issuance of shares of Common Stock at prices determined from time to time by the Board of Directors. Currently, authorized but unissued shares of Common Stock may be issued for such prices as may be determined by the Board of Directors, subject to the provision of the Delaware General Corporation Law that such prices be no less than the par value of $1.00 per share. If the Proposal is approved, it will become practical for the Company to once again evaluate or seek to conclude acquisitions, financings or other transactions involving the issuance of Common Stock which, if they could be accomplished, might enhance stockholder value. The ability to issue shares, as deemed in the Company's best interests by the Board, will also permit the Company to avoid the expenses which are incurred in holding special stockholders' meetings in the future.

  Although the Company has no commitments or understandings relating to the use of the additional shares to be authorized if the Proposal is approved, the Company is actively looking for business opportunities that could involve, among other things, the issuance of shares of Common Stock and the Board believes that pursuit of such opportunities will be an essential element of the Company's near term strategy. In the past, Atlas has issued shares of Common Stock in connection with financings, the acquisition of properties and business operations and other transactions and the Board, in the normal course of Atlas' business, regularly considers various types of transactions which could result in the issuance of additional Common Stock. Accordingly, the Company expects that its ability to issue additional shares of Common Stock as financing or business opportunities become available will be an essential part of both its near and medium term efforts to return value to its stockholders, as well as an important element in seeking additional financing for the Company. The present par value of the Common Stock is not consistent with current trends among public corporations whose common stock normally has nominal, if any, par value. Since the Company is required to keep in its capital accounts an amount equal to or in excess of the par value for each share of capital stock issued, the lower par value included in the Proposal would also enable the Company to reduce its stated capital. Specifically, as of May 13, 1998, the changed par value would allow the Company to transfer from stated capital to surplus an aggregate of approximately $27,143,421 without any negative effect on the Company's cash position or other assets and would not otherwise affect the rights of existing holders of Common Stock. In addition, the lower par values included in the Proposal would reduce the cost of certain filings which are based on the par value of the Common Stock (including principally Secretary of State filings relating to the amendment and future amendments to the Restated Certificate of Incorporation to increase the authorized shares of Common Stock).

  Article Fourth of the Restated Certificate of Incorporation currently reads as follows:

  "FOURTH: The total number of shares of capital stock which may be issued by the Company is 51,000,000, of which 50,000,000 shares shall be Common Stock, par value $1 per share, and 1,000,000 shares shall be Series Preferred Stock, par value $1 per share."

  If Proposal Three is approved and becomes effective, Article Fourth of the Restated Certificate of Incorporation will be amended to read in its entirety as follows:

  "FOURTH: The total number of shares of capital stock which may be issued by the Company is 101,000,000 of which 100,000,000 shares shall be Common Stock, par value $0.01 per share, and 1,000,000 shares shall be Series Preferred Stock, par value $1 per share."

  Stockholders should recognize that, although the Company will issue Common Stock only when it considers such issuance to be in the best interest of Atlas, the issuance of additional Common Stock may, among other things, have a dilutive effect on the earnings per share of Common Stock and on the equity and voting rights of holders of shares of Common Stock. Furthermore, since Atlas' Restated Certificate of Incorporation requires a two-thirds vote to approve certain mergers and reorganizations, the additional shares authorized by the amendment to the Restated Certificate of Incorporation could permit the Board to issue shares to persons supportive of management's position in any particular situation. Such persons could then be in a position to vote to prevent a proposed business combination, even though such combination is perceived to be desirable by some stockholders, including, potentially, a majority stockholder or stockholders. This could provide management with a means to block any two-thirds vote which might be used to effect a business combination in accordance with the Restated Certificate of Incorporation. Also, the presence of such additional authorized but unissued shares of Common Stock could discourage unsolicited business combination transactions which might otherwise be desirable to stockholders.

  Although it is actively looking for near and medium-term business opportunities, the Board of Directors has not made any determination or entered into any commitment to issue additional shares of Common Stock. While the Board is currently reviewing various opportunities which could result in the issuance of additional common stock, none of such opportunities under review have advanced beyond preliminary stages and there are no agreements or understandings with any other person concerning the material terms of any transactions which might result therefrom, nor can there be any assurance that any transactions will, in fact, result therefrom. However, the Board believes that the benefits of providing the Company with the flexibility to issue shares with the reduced par value without delay for any proper business purpose outweigh the possible disadvantages of dilution and discouraging unsolicited business combination proposals and that it is prudent and in the best interests of stockholders to provide the advantage of greater flexibility which will result from the adoption of the Proposal.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THIS AMENDMENT.


                                 PROPOSAL FOUR

                       STOCKHOLDER PROPOSAL RELATING TO
                               CUMULATIVE VOTING

  Mr. John J. Gilbert and/or Margaret R. Gilbert, 29 East 64th Street, New York, NY 10021-7043, record owners of 2,156 shares and representing additional family interests of 1,600 shares, will cause to be introduced from the floor the following resolution:

  RESOLVED: That the stockholders of Atlas Corporation, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate or any two or more of them as he or she may see fit.

  REASONS: California law still requires that unless stockholders have voted not to have cumulative voting they will have it. Ohio also has the same provision.

  The National Bank Act provides for cumulative voting. In many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see the SEC has finally taken action to prevent bad directors from being on boards of public companies. The SEC should have hearings to prevent such persons becoming directors before they harm investors.

  Many successful corporations have cumulative voting. Example, Pennzoil defeated Texaco in that famous case. Texaco's recent problems might have also been prevented with cumulative voting, getting directors on the board to prevent such things. Ingersoll-Rand, also having cumulative voting, won two awards. FORTUNE magazine ranked it second in its industry as "America's Most Admired Corporations" and the WALL STREET TRANSCRIPT noted "on almost any criteria used to evaluate management, Ingersoll-Rand excels." In 1994 and 1995 they raised their dividend.

  Lockheed-Martin, as well as VWR Corporation, now have a provision that if anyone has 40% or more of the shares cumulative voting applies; it does apply at the latter company.

  In 1995 American Premier adopted cumulative voting. Alleghany Power System tried to take away cumulative voting, as well as put in a stagger system of electing directors, and stockholders defeated it, showing stockholders are interested in their rights. Hewlett Packard, a very successful company, also has cumulative voting.

  The recent delisting is another reason for cumulative voting, as well as to see that we get some directors elected to the board who will see that the stagger system of electing directors is ended, which more and more companies are now properly doing.

  If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain.

                             MANAGEMENT'S COMMENT

  Your management remains committed to the view that the present system of voting for directors provides the best assurance that the decisions of the directors will be in the interests of all stockholders, as opposed to the interests of special interest groups.

  Cumulative voting is one of those issues that has the appearance of fairness, but in reality would serve the interests of special interest groups. It would make it possible for such a group to elect one or more directors beholden to the group's narrow interests. This would introduce the likelihood of factionalism and discord within the Board and may undermine its ability to work effectively on behalf of the interests of all of the stockholders. The present system of voting utilized by the Company and by most leading corporations prevents the "stacking' of votes behind potentially partisan directors. The present system thus promotes the election of a more effective Board in which each director represents the stockholders as a whole.

  Avoidance of the destructive potential of cumulative voting is key to the Company's goal of promoting stockholder value. Management believes that the Company requires a cohesive group of directors able to work together effectively for the benefit of all stockholders.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                      EXECUTIVE OFFICERS AND COMPENSATION

  Set forth below is the age and certain other information regarding each person currently serving as an executive officer of the Company.

  Gregg B. Shafter has served as President of the Company since October 7, 1997. Mr. Shafter currently receives $92,200 in annual salary and has an employment agreement providing for his employment as an officer of the Company, at a minimum annual salary of $92,200, (subject to documentation of an annual salary increase to $120,000 as approved by the compensation Committee effective on October 7, 1997) until the termination of his employment either by Mr. Shafter or the Company or his normal retirement in accordance with the Company retirement programs in place at the time. Mr. Shafter is entitled, upon termination of his employment by the Company without "Cause", by him with "Good Reason" or either within three months prior to a change of control or within two years after a "Change of Control" (as such terms are defined in the employment agreement), to a severance payment equal to one-twelfth of his annual salary multiplied by the number of full years of employment by the Company, amounts accrued but unpaid under this employment contract and amounts payable under existing employee benefit plans.

  Richard E. Blubaugh has served as Vice President of Environmental and Governmental Affairs since October 1, 1990. Mr. Blubaugh has an employment agreement providing for his employment as an officer of the Company, at a minimum annual salary of $100,690, until the termination of his employment either by Mr. Blubaugh or the Company or his normal retirement in accordance with the Company's retirement programs in place at the time. Mr. Blubaugh is entitled, upon termination of his employment by the Company without "Cause", by him with "Good Reason" or either within three months prior to a change of control or within two years after a "Change of Control" (as such terms are defined in the employment agreement), to a severance payment equal to one year's salary, amounts accrued but unpaid under his employment agreement and amounts payable under existing employee benefits plans.

  The following table sets forth all compensation paid by the Company, for the years ended December 31, 1997 and 1996, the six months ended December 31, 1995 and for the fiscal year ended June 30, 1995, to Messrs. Gregg B. Shafter and Richard E. Blubaugh. Except for Mr. Blubaugh, no person who was serving as an executive officer of the Company during the year ended December 31, 1997 had total cash and cash-equivalent remuneration, which exceeded $100,000 during the year.

                          SUMMARY COMPENSATION TABLE

                                                                           LONG
                                                                           TERM
                                                                          COMPEN-
                                              ANNUAL COMPENSATION         SATION
                                            ------------------------      -------
                                                             OTHER
                                                             ANNUAL               ALL OTHER
  NAME AND PRINCIPAL       YEAR OR PERIOD                    COMPEN-       STOCK   COMPEN-
        POSITION                ENDED        SALARY  BONUS   SATION       OPTIONS  SATION
  ------------------     ------------------ -------- ------ --------      ------- ---------
Gregg B. Shafter,
 President               Dec. 31, 1997      $ 86,395 $  --  $ 7,445(/2/)     --    $ 5,100(/3/)
                         Dec. 31, 1996        80,024 11,813   8,013(/2/)  75,000     5,465(/3/)
                         Dec. 31, 1995(/1/)   37,688    --    3,386(/2/)  26,500     2,261(/3/)
                         June 30, 1995        66,000  3,000   1,744(/2/)     --      3,792(/3/)
Richard E. Blubaugh, VP  Dec. 31, 1997        91,690    --    9,768(/2/)     --      5,501(/3/)
                         Dec. 31, 1996        91,676 13,754  10,214(/2/)  75,000     5,703(/3/)
                         Dec. 31, 1995(/1/)   46,575    --    5,956(/2/)  52,500     2,794(/3/)
                         June 30, 1995        85,500  3,500   6,481(/2/)  10,000     5,400(/3/)

----------
(1) Represents the six-month period ended December 31, 1995.
(2) Includes certain perquisites, such as car allowances and life insurance premiums paid by the Company.
(3) Includes contributions by the Company to the Investment Savings Plan for Employees of Atlas.

  See also, with respect to Messrs. Shafter and Blubaugh the section entitled "Options" below.

  INVESTMENT AND SAVINGS PLAN. The Atlas Company Investment and Savings Plan (the "Plan") benefits employees of the Company and its subsidiaries who have completed six months of service. Each participant under the Plan must be at least 21 years of age. Under the Plan, an employee may elect to contribute, pursuant to a salary reduction election, not less than 1% and not more than 10% of the employee's annual compensation. The Company makes a matching contribution of 100% of the amount contributed by the employee, but not more than 6% of the employee's annual compensation. In addition, the Company may make special contributions to the Plan, but these special contributions may not exceed the maximum amount deductible under Section 404(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). Employee contributions may be invested in a number of investment options, but not Common Stock of the Company. All matching and special contributions to the Plan are invested in shares of Common Stock of the Company.

  1978 RETIREMENT PLAN. Eligible employees, including officers, participate in the Atlas Company 1978 Retirement Plan (the "1978 Retirement Plan"), a noncontributory defined benefit pension Plan. Benefits under the 1978 Retirement Plan are based on years of service and the participant's compensation during the participant's three consecutive highest compensated years out of the participant's final five years as a participant. Benefits under the 1978 Retirement Plan are payable upon disability, death or retirement at age 55 or later and may be distributed in the form of a lump sum, a single-life annuity, a joint and survivor annuity covering the participant and a beneficiary or installments over a term of years. Participants retiring before the age of 55 are entitled to a lump sum distribution. Effective March 1, 1997, the Company froze all future accrual of benefits under the 1978 Retirement Plan. The benefits earned by each participant as of February 28, 1997 shall be preserved and no benefit of any participant shall be decreased or reduced. At the Company's option the freeze can be lifted at any time in the future.

  The following table shows the estimated annual benefits payable upon retirement in the form of a single-life annuity under the 1978 Retirement Plan to persons in the specified compensation and years-of-service classifications:

                              PENSION PLAN TABLE

AVERAGE ANNUAL                       ESTIMATED ANNUAL RETIREMENT BENEFITS AT AGE
COMPENSATION ON                     65 FOR INDICATED YEARS OF CREDITED SERVICES
WHICH RETIREMENT                    --------------------------------------------
BENEFITS ARE BASED                    (10)     (15)     (20)     (25)     (30)
------------------                  -------- -------- -------- -------- --------
$ 50,000........................... $  8,535 $ 12,802 $ 17,070 $ 21,337 $ 25,604
$100,000........................... $ 18,535 $ 27,802 $ 37,070 $ 46,337 $ 55,604
$150,000........................... $ 28,535 $ 42,802 $ 57,070 $ 71,337 $ 85,604
$200,000........................... $ 28,535 $ 42,802 $ 57,070 $ 71,337 $ 85,604
$250,000........................... $ 28,535 $ 42,802 $ 57,070 $ 71,337 $ 85,604
$300,000........................... $ 28,535 $ 42,802 $ 57,070 $ 71,337 $ 85,604

  Retirement benefits under the 1978 Retirement Plan are based on salaries and additional compensation such as awards under the Annual Incentive Plan. Directors' fees do not affect these benefits.

  Benefits listed in the table are net of an offset for part of the participant's Social Security benefits. There is no other offset. Years of service credited through December 31, 1997 under the 1978 Retirement Plan for the officers listed in the SUMMARY COMPENSATION TABLE is 14 years for Mr. Blubaugh and 4 years for Mr. Shafter.

  The Code sets limits on a participant's annual benefits on retirement under the 1978 Retirement Plan. To assure that participants' retirement benefits are not reduced in the future because of the Code limits, the Board of Directors adopted a supplemental Executive Retirement Plan, which provides retirement benefits on an unfunded basis to selected participants whose benefits under the 1978 Retirement Plan would be limited by the Code in an amount equal to the difference between the annual retirement benefit permitted under the 1978 Retirement Plan by the Code and the amount that would have been paid but for the limitation imposed by the Code.

  ANNUAL INCENTIVE PLAN. Under the Company's Annual Incentive Plan, incentive compensation may be paid to key employees selected by the Compensation Committee based on the achievement by the Company and the selected employees of performance goals established for each fiscal year by the Compensation Committee. In addition to target awards, which recognize achievement of the predetermined goals, the Compensation Committee may establish threshold and maximum awards to recognize performance, which has only been minimally acceptable, and performance, which has been significantly above target. Target, threshold and maximum awards are expressed as a percentage of selected employees' base salary for the pertinent fiscal year. The Compensation Committee may consider the adverse impact of external circumstances on the Company's performance in evaluating the achievement of individual employee goals and in determining whether to exercise its authority in such circumstances to make alternative or supplemental awards. Since July 1, 1993, no awards were made under the Annual Incentive Plan.

                                    OPTIONS

  AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION. The following table provides information relating to the number and value of stock options exercised in the year ended December 31, 1997 and the number of exercisable and unexercisable stock options held by executive officers at December 31, 1997:

                                                  NUMBER OF UNEXERCISED
                                              OPTIONS AT DECEMBER 31, 1997
                                              ----------------------------------
                           SHARES
                           ACQUIRED   VALUE
      NAME               ON EXERCISE REALIZED  EXERCISABLE        UNEXERCISABLE
      ----               ----------- -------- ----------------   ---------------
Gregg B. Shafter........     --        --                101,500               --
Richard E. Blubaugh.....     --        --                127,500               --

  There were no unexercised, in-the-money options at December 31, 1997.

                         COMPENSATION COMMITTEE REPORT

  The Atlas Compensation Committee (the "Committee") consists of outside non-employee Directors. The Committee establishes and regularly reviews the Company's executive compensation policies and the compensation paid to the individual executive officers.

  It is the policy of the Committee to monitor the goals of Atlas's executive officers as they continue to strive to improve corporate performance and increase shareholder value. It is the Committee's goal that executive compensation be linked to competitive conditions and to expected contributions to improvements in the Company's performance and share price. The Committee believes that this policy will contribute to the maximization of the possibilities for enhanced shareholder value by assisting the Company in attracting, retaining and motivating executive officers and employees who will contribute to the growth and success of the Company.

  The principal components of the compensation program are basic salary, equity-based incentives in the form of stock options and, in appropriate cases, cash bonus based on achievement of specified performance goals.

Basic Salary

  The Committee reviews each executive officer's salary periodically. In considering salary, the Committee considers the executive officer's level of responsibility and accountability, prior experience and comparisons with comparable businesses.

Stock Options

  The Committee believes that stock options provide important incentives to executive officers by giving them a strong economic interest in maximizing the value of the Company, thereby making their interests more closely parallel to those of stockholders generally. The exercise prices of stock options are set at not less than 100% of fair market value on the date of grant, so that the value of the Company's stock must appreciate before an optionee receives financial benefit from the option. In determining the size of option grants, the Committee considers the officer's responsibility, accountability and the expected future contributions of the officer to the Company's performance. The Committee believes that the Company's stock option plan has been and will continue to be very important in attracting, retaining and motivating executives and employees of the Company.

Compensation of President

  The compensation of Mr. Shafter, President of the company is determined on the same elements as other executives, namely base salary, cash bonus and stock options.

                                       COMPENSATION COMMITTEE

                                       Douglas R. Cook
                                       Christopher J. A. Davie
                                       C. Thomas Ogryzlo

                               PERFORMANCE GRAPH

  The following graph shows changes over the past five years in the value of $100 invested in: (1) Atlas Common Stock, (2) the Dow Jones Equity Market Index and (3) the Dow Jones Precious Metals Index. The year-end values of each investment are based on the share price appreciation plus the monthly reinvestment of dividends, if any.

 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG ATLAS CORPORATION, THE
    DOW JONES EQUITY MARKET INDEX AND THE DOW JONES PRECIOUS METALS INDEX*


                       [PERFORMANCE GRAPH APPEARS HERE]


                                             DJ
Measurement period                           Precious    DJ
(Fiscal Year Covered)           Atlas        Index       Index
---------------------           --------     --------    --------
Measurement PT -
12/31/92                        $ 100.00     $ 100.00    $ 100.00

FYE 12/31/93                    $  82.35     $ 160.87    $ 109.94
FYE 12/31/94                    $  44.71     $ 134.51    $ 110.79
FYE 12/31/95                    $  28.24     $ 142.22    $ 153.13
FYE 12/31/96                    $  11.76     $ 144.87    $ 189.27
FYE 12/31/97                    $   2.57     $ 100.05    $ 236.02


* $100 INVESTED ON 12/31/92 IN STOCK OR INDEX--INCLUDING REINVESTMENT OF DiVIDENDS.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

  The members of the Compensation Committee during 1997 are identified above under the heading BOARD AND COMMITTEE MEETINGS. No member of the Compensation Committee is or has been at any time an officer of the Company or any of its subsidiaries (except for Mr. Cook who served as a non-executive Chairman of the Company during 1997). During 1997 no executive officer of the Company served as a director or as member of the Compensation Committee of another entity whose executive officers served as a director or as a member of the Compensation Committee of the Company.

                  CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

  Mr. Dunnett is a principal of the investment banking firm of Endeavour Financial Corporation ("Endeavour") which acts as a financial advisor to the Company. During the year ended December 31, 1997, the Company paid Endeavour $133,300 in advisory fees.

                 COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT

  Under Section 16 of the Exchange Act, the Company's directors and executive officers and persons holding more than 10% of the Company's Common Stock are required to report their initial ownership of Common Stock and subsequent changes to that ownership to the Securities and Exchange Commission by specified due dates. To the Company's knowledge all of these filing requirements were satisfied with respect to transactions during the year ended December 31, 1997.

                           PROPOSALS OF STOCKHOLDERS

  Proposals of stockholders intended to be presented at Atlas's next Annual General Meeting of Stockholders must be received by the Secretary of Atlas by February 20, 1999 for inclusion in Atlas's proxy statement and form of proxy relating to that meeting.

--------------------------------------------------------------------------------

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.






     THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR THE FOLLOWING PROPOSALS:

                                                      WITHHOLD
                                           FOR          FOR
                                           ALL          ALL
1. Election of Mario                       [_]          [_]
   Caron and Christopher
   J.A. Davie as
   Directors.

                                           FOR        AGAINST     ABSTAIN
2. Ratification of selection of            [_]          [_]         [_]
   auditors.

3. Proposal to increase the                [_]          [_]         [_]
   authorize number and decrease
   the par value of the Company's
   Common Stock.

4. Stockholder proposal to                 [_]          [_]         [_]
   change to cumulative
   voting.

    THE BOARD OF DIRECTORS RECOMMENDS VOTES AGAINST THE FOLLOWING PROPOSAL:





  THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES SHALL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.




SIGNATURE(S) ____________ DATE __________________________________________ ,1998
IMPORTANT: Please sign your name or names exactly as identified on this proxy.
           When signing as attorney, manager or administrator, trustee or guardian, please give your full title as such.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               ATLAS CORPORATION

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS
                      FOR ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 18, 1998

  The undersigned appoints each of GREGG B. SHAFTER and JAMES R. JENSEN as attorney and agent, with full power of substitution, to vote as proxy in the name, place and stead of the undersigned at an annual meeting of stockholders of ATLAS CORPORATION to be held on June 18, 1998 and at any adjournment thereof according to the number of votes that the undersigned would be entitled to vote if personally present. Without limiting the generality hereof, each of such persons is authorized to vote (1) as hereinafter specified upon the proposal listed below and described in the Proxy Statement for the meeting and (2) in his discretion upon any other matter that may properly come before the meeting.

                 (THIS PROXY IS CONTINUED ON THE REVERSE SIDE
   PLEASE MARK YOUR CHOICE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY)

                                                        -----------
                                                        SEE REVERSE
                                                            SIDE
                                                        -----------

--------------------------------------------------------------------------------